Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

FORT LAUDERDALE, FL., March 31, 2014 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, announced today its financial results for the fourth quarter and full year of 2013.

The Company reported net income for the fourth quarter of 2013 of approximately $318 thousand, compared to the previous fourth quarter net income of $464 thousand.  Basic and diluted earnings per share were $0.04 per share, compared to $0.06 and $0.05 per share for the comparative 2012 periods.  The Company reported record fourth quarter net sales of approximately $7.8 million, compared to approximately $6.9 million for the fourth quarter of 2012.

The Company reported net income for the full year 2013 of approximately $1.5 million, compared to net income of $2.0 million for 2012.  Basic and diluted earnings per share were both $0.17 per share, compared to $0.24 basic earnings per share and $0.23 diluted earnings per share for the year 2012.  Net sales for the year 2013 were approximately $32.7 million compared to approximately $31.0 million for 2012.

(000's Omitted)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
NET SALES	$7,773	$6,891	$32,703	$31,039
PRE-TAX INCOME	508	650	2,251	2,989
NET INCOME	318	464	1,461	1,962

EPS BASIC	0.04	0.06	0.17	0.24
EPS DILUTED	0.04	0.05	0.17	0.23

Ocean Bio-Chem, Inc.  President and CEO Peter Dornau stated, "We ended 2013 on a high note.  We recorded the highest fourth quarter sales in the Company’s history, a gain of approximetly13% in net sales compared to the fourth quarter 2012.   This fourth quarter performance resulted in a full year record sales of $32.7 million dollars, an increase of 5.4%, compared to 2012.  These sales increases resulted in record gross margins, for both the fourth quarter and full year results.

These record sales were a result of successful programs implemented by our sales and marketing team.  Several factors, including a rebound of sales to our largest customer after it completed its inventory reduction program.  We also achieved new product distribution to high profile customers in the automotive aftermarket sector.  As a result, we now distribute our products to top automotive aftermarket retailers that, in the aggregate, have over 14,000 automotive retail stores in the United States.  We also have broadened sales of our fuel additive Star Tron among some of the largest “Big Box” hardware retailers in the United States.”

Mr. Dornau continued,  “Our net income reflects our continued support of our sales growth through increased spending in both the sales and marketing areas.  In addition the Company incurred higher legal costs in 2013 due principally to patent litigation in support of OdorStars principal patent.  The higher levels of spending have reduced net income in 2013 as compared to 2012.  We anticipate growth of sales in 2014, capitalizing on our marketing and sales initiatives, designed to build our brand, and increase consumer awareness of, and product loyalty with respect to our products.

Mr, Dornau, concluded “We are committed to increasing shareholder value, as demonstrated with our recent announcement of a special cash dividend.  We ended the year with over $3 million dollars of cash on the balance sheet, a current ratio of 6.15 to 1.0 and over $18 million dollars of shareholders equity.  We are in a very strong financial position.

Due to the coldest winter in many decades, like many companies, 2014 sales have started off slower than we anticipated.  The prime boating season has been delayed, as there is still ice in the lakes in many northern parts of the United States and Canada.  We anticipate that as the weather improves, we will see stronger sales to our marine customers in the second quarter.  We have completed the registration and approval of our new Xtrem-A-Cide P®.  We are in the final stages of product development and should be in a position to begin to launching Xtrem-A-Cide P® products later in the year.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, http://www.starbrite.com, www.startron.com, and www.nos-guard.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our anticipation of increased sales in 2014, stronger sales to our marine customers in the second quarter of 2012 and the launch of Xtrem-A-Cide P® products later in the year.  For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584